Exhibit 99.1

News Release
For more information, please contact:
MEDIA: Teresa Paulsen
Vice President, Communication & External Relations
ConAgra Foods
402-240-5210
Teresa.Paulsen@ConAgraFoods.com
INVESTORS: Chris Klinefelter
Vice President, Investor Relations
ConAgra Foods
402-240-4154
Chris.Klinefelter@ConAgraFoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS ANNOUNCES RESOLUTION RELATED TO

2007 VOLUNTARY PEANUT BUTTER RECALL

•	Peter Pan® peanut butter is safe and wholesome for consumers to continue to eat.

•	The U.S. government agrees ConAgra Foods made significant upgrades to its plant, policies and procedures eight years ago to help ensure the safety of its peanut butter. These upgrades were based on new knowledge food safety experts gained about peanut butter during this outbreak.

•	ConAgra Foods has become a recognized leader in food safety.

•	ConAgra Foods acted responsibly during the 2007 recall. It took immediate and comprehensive action eight years ago, quickly and voluntarily recalling all of its peanut butter products on Feb. 14, 2007 and stopping production for almost six months, until the integrity of new production processes was proven.

•	Despite testing, no finished product showed contamination between 2004 and 2007.

•	The U.S. government agrees that ConAgra Foods has a demonstrated record of sharing with both competitors and government agencies scientific data learned about the safe manufacture of peanut butter.

OMAHA, Neb., May 20, 2015– ConAgra Foods, Inc. (NYSE: CAG) announced today a negotiated resolution by a subsidiary, ConAgra Grocery Products Company LLC, with the Office of the United States Attorney for the Middle District of Georgia and the Consumer Protection Branch of the

Department of Justice. The resolution relates to the previously announced investigation into a peanut butter recall that occurred in February 2007, more than eight years ago. Peter Pan peanut butter is safe for consumers to continue to eat.

ConAgra Foods immediately and voluntarily recalled its Peter Pan peanut butter in February 2007 once the presence of salmonella was suspected. Peter Pan peanut butter was reintroduced into the marketplace in August 2007 after ConAgra Foods took significant steps to improve the Sylvester, GA., facility where Peter Pan was made, using new knowledge about the potential for salmonella in peanut butter.

Peter Pan peanut butter has continued to be safe for consumers to enjoy since its reintroduction to the marketplace more than seven-and-a-half years ago. Leading food safety practices, including robust testing, new equipment and extensive training, have helped ensure that the plant has made safe and wholesome peanut butter on a daily basis. ConAgra Foods has been recognized as a leader in food safety since that time. The company and its 175 dedicated employees in Sylvester, GA., who make Peter Pan peanut butter products every day, are deeply committed to food safety.

“We did not, and never will, knowingly ship a product that is not safe for consumers. We’ve invested heavily in leading-edge food safety technology and practices over the past eight years, and we are thankful for all of the people who recognize that and are loyal Peter Pan fans,” said Dr. Al Bolles, chief technical and operations officer for ConAgra Foods. “ConAgra Foods took full responsibility in 2007, taking immediate steps to determine the potential causes of and solutions for the problem and acting quickly and definitively to inform and protect consumers. This incident brought to light previously unknown aspects of making safe peanut butter, and we have been passionate about sharing what we learned to help others join us in creating an even safer food supply. We will remain vigilant to maintain the trust we’ve worked so hard to earn from our consumers.”

Before the 2007 recall, food safety experts and the regulatory community believed that salmonella was unlikely to be present in finished peanut butter products. It was generally believed that the low moisture content of finished peanut butter inhibited the growth of bacteria such as salmonella. This case provided new insight into the essential components of making safe peanut butter, and ConAgra Foods has applied these components each day since reopening its Sylvester plant in August 2007.

Prior to 2007, ConAgra Foods employed industry standard food safety practices for the production of peanut butter, including random testing of finished products. That testing led to a positive finding of salmonella in the Sylvester facility in 2004. The 2004 product was destroyed prior to shipment. None of ConAgra Foods’ testing between 2004 and 2007 showed contamination in any finished product. Less common but more robust testing protocols were used in 2007 after the evidence of a salmonella outbreak was found. Today, ConAgra Foods uses those testing mechanisms, and more robust food safety practices at every step of its production, to ensure that each jar of peanut butter is safe for consumers.

Under the terms of a Plea Agreement with the government, ConAgra Grocery Products Company will agree to plead guilty to a single misdemeanor violation of The Food, Drug & Cosmetic Act. If the plea is accepted by the U.S. District Court for the Middle District of Georgia, the government’s investigation into the recall will conclude and ConAgra Grocery Products Company will make payments totaling $11.2 million to the federal government. The expense relating to this payment was accrued during previous periods.

Beginning in 2007, ConAgra Foods reimbursed and compensated impacted consumers and customers, took significant steps to create a state-of-the-art facility in Sylvester, GA, and invested $275 million in quality assurance infrastructure upgrades to enhance food safety practices company-wide.

The signing of the Plea Agreement was the first formal step toward completing the legal resolution of this matter. The Plea Agreement is subject to Court approval, which will be sought along with the formal sentencing process in the coming months.

About ConAgra Foods

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy

Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, spice, bakery and grain products to commercial and foodservice customers. To learn more about our commitment to food safety at ConAgra Foods, please visit http://www.conagrafoods.com/our-company/our-commitment/food-safety.

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